Exhibit 11

JOHNSON & JOHNSON AND SUBSIDIARIES

                    CALCULATION OF EARNINGS PER SHARE

        (Dollars and shares in millions except per share figures)


                                             Fiscal Quarter Ended
                                              June 30,    July 2,
                                                1996       1995

1. Net earnings ................              $    791      661

2. Average number of shares outstanding
    during the period............              1,332.9  1,291.1

3. Earnings per share based upon average
    outstanding shares (1 / 2)                $    .60      .51

4. Fully diluted earnings per share:

  a. Average number of shares out-
      standing during the period.              1,332.9  1,291.1

  b. Shares issuable under stock
      compensation agreements at
      quarter-end ..............                     -       .2

  c. Shares reserved under the stock
      option plan for which the
      market price at end of quarter
      exceeds the option price..                  75.8     67.0

  d. Aggregate proceeds to the Company
      from the exercise of
      options in 4c ............                 2,276    1,518

  e. Market price of the Company's
      common stock at fiscal
      quarter-end...............                 49.50    33.82

  f. Shares which could be repurchased
      under the treasury stock method
      (4d / 4e) ................                  46.0     44.9

  g. Addition to average outstanding
      shares (4b + 4c - 4f).....                  29.8     22.3

  h. Shares for fully diluted earnings
      per share calculation
      (4a + 4g) ................               1,362.7  1,313.4

  i. Fully diluted earnings per share
      (1 / 4h) .................              $    .59      .50


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                                                           Exhibit 11

                   JOHNSON & JOHNSON AND SUBSIDIARIES

                    CALCULATION OF EARNINGS PER SHARE

        (Dollars and shares in millions except per share figures)

                                                   Fiscal
                                               Six Months Ended
                                              June 30,   July 2,
                                                1996       1995

1. Net earnings ................              $  1,581    1,315

2. Average number of shares outstanding
    during the period............              1,332.8  1,289.0

3. Earnings per share based upon average
    outstanding shares (1 / 2)                $   1.19     1.02

4. Fully diluted earnings per share:

  a. Average number of shares out-
      standing during the period.              1,332.8  1,289.0

  b. Shares issuable under stock
      compensation agreements at
      quarter-end ..............                     -       .2

  c. Shares reserved under the stock
      option plan for which the
      market price at end of quarter
      exceeds the option price..                  75.8     67.0

  d. Aggregate proceeds to the Company
      from the exercise of
      options in 4c ............                 2,276    1,518

  e. Market price of the Company's
      common stock at fiscal
      quarter-end...............                 49.50    33.82

  f. Shares which could be repurchased
      under the treasury stock method
      (4d / 4e) ................                  46.0     44.9

  g. Addition to average outstanding
      shares (4b + 4c - 4f).....                  29.8     22.3

  h. Shares for fully diluted earnings
      per share calculation
      (4a + 4g) ................               1,362.6  1,311.3

  i. Fully diluted earnings per share
      (1 / 4h) .................              $   1.16     1.00



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